Exhibit 99.2

FINAL TRANSCRIPT

Paul Gridley

Thank you.  Good morning and welcome to U.S. Shipping Partners L.P.’s first quarter 2005 earnings conference call.  I’m Paul Gridley, Chairman and CEO of U.S. Shipping Partners L.P.  I’m joined today by Joe Gehegan, our President and COO, and our Chief Financial Officer, Al Bergeron.

Before we begin, I must remind you that our presentation contains forward-looking statements, which include any statements that are not historical facts.  These statements involve risk and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand, competition in the industry, adverse developments in the marine transportation business, and other factors detailed in our annual report on Form 10-K filed with the SEC.  If one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, except as required by law.

If you’ve not received the earnings release and would like to get a copy, you may obtain one off of our website at www.usslp.com.

Generally speaking, we are very pleased with our Partnership’s performance for the first quarter of 2005.  Our markets continue to show fundamental demand growth, strong freight rates and continued tightness in supply of quality vessels acceptable to the major oil and chemical companies who are our primary customers.  We continue to track our previously disclosed 2005 forecast.

There are a few operational items which Joe and Al will focus on during the conference call this morning, in particular: the strength of the market for U.S. flag petroleum product tankers, strong utilization on our fleet, our continuing activities on acquisitions and newbuildings, and finally, the upcoming drydocks of two of our ITB’s.

We continue to be active in seeking, reviewing and evaluating potential strategic acquisitions for our partnership and currently have a number of active initiatives underway.  In addition, we continue to dialogue with our major customers concerning add-on units to our newbuilding ATB series, the first vessel of which is under construction at the Senesco shipyard in Rhode Island.  We also continue to participate in the fleet renewal considerations being undertaken by our large oil company customers.

Our upcoming drydocks for the New York and the Jacksonville will commence in September and November, respectively.  We anticipate each drydock will take 50 days and cost approximately $6 million.

I will turn the discussion over to Joe to elaborate on the points above.

Joe Gehegan

Thanks Paul.  The time charter market continues to firm for product carriers with the most recent time charter contracted at $40 thousand per day for one year.

The spot market remains strong driven by a reduction in tonnage due to oil majors seeking quality vessels coupled with continuing demand in the U.S. Gulf to West Coast trade.  Currently, there were only six vessels in the spot market available for loading in the month of May, three of which are part cargo.  During the first quarter 2005, two of our ITB’s were trading in the spot market.  Spot market rates for our vessels averaged $42,000 per day for the quarter compared to $35,000 per day for the first quarter of 2004, an increase of 20% over a one year period. Currently, we are trading one vessel in the spot market which is on a voyage between the U.S. Gulf and U.S. West Coast at an estimated time charter equivalent rate in excess of $55,000 per day. Based upon these rate levels, we are making payments to Hess under the Hess support agreement.  We believe that the tight supply of U.S. flag vessels with barrel carrying capacity similar to our ITB’s combined with strong demand will tend to support stronger rates for the balance of 2005.

Our chemical business continues to perform reasonably well, with strong utilization rates partially offset by TCE’s which were below expectations as a result of the non-linear shipments of commodities due to seasonality, weather and port delays as well as draft restrictions at two berths utilized by one of our customers.  However, we believe additional spot business obtained after the end of the quarter should insure our chemical tankers performance for the balance of the year.

Our Articulated Tug Barge (ATB), under construction at Senesco, is currently three weeks behind schedule due to weather and material procurement delays.  The shipyard plans to start a second panel line and go to a six day work week to increase productivity in order to maintain the original delivery schedule of April 2006.

Based on our shipyard contract with Senesco, we have options to build additional ATBs and are currently in negotiations with several customers.  If successful, we would expect delivery of the first to occur in the 4th quarter of 2006.

Finally, a request for a proposal to construct new forebodies for the ITBs in order to meet OPA 90 double hull requirements was sent to five shipyards.  We have narrowed the field to two shipyards and are currently in negotiations to select the yard.

I will now turn the call over to our CFO, Al Bergeron, for a discussion of our financial results….

Al Bergeron

Thank you, Joe.  Good morning and thank you for joining us.

We are pleased with our first quarter results and remain on schedule to meet or exceed our 2005 forecast in our registration statement.  Our first quarter net income of $6.6 million is significantly higher than $2.8 million earned in first quarter 2004.  This was due to increased operating income of $2.3 million coupled with a decrease in interest expense of $1.1 million.  The decrease in interest expense was mostly due to the repayment of $93.8 million of debt in connection with our initial public offering.

Operating income increased primarily due to $5.5 million of increased net voyage revenue.  The addition of the Charleston, which we acquired in April 2004, contributed $4 million of net voyage revenue during the period ended March 31, 2005.  Also, our average time charter equivalent rates were over $37 thousand per day this quarter compared to $34 thousand in the previous year’s first quarter, due to both contractually escalated rates as well as a stronger spot market.  For the quarter ended March 31, 2005, our rates were on average $7,000 higher per day in the spot market than the quarter ended March 31, 2004.  As Joe mentioned earlier, the strength of the spot market was caused by increased pressure on the supply of available product carriers.

EBITDA, which is earnings before interest, taxes, depreciation and amortization, for the quarter ending March 31st, 2005 was $13.7 million compared to $10.7 million for the first quarter 2004.  The $3 million increase, or 28%, was primarily due to an increase in operating income.

Also impacting net income, depreciation and amortization was $600 thousand higher in the first quarter 2005 compared to the same period in 2004 as a result of the addition of the Charleston.

General and administrative expenses were $900 thousand greater in the first quarter 2005 due to the growth of our chemical business, coupled with the additional costs associated with being a public entity, including, professional fees and D&O insurance.

Distributable cash flow was $7.9 million for the quarter ended March 31, 2005.  Our cash distribution, as declared by our board of directors, will be $6.3 million, or $0.45 per unit.   The distribution is payable on May 16th to unitholders of record on May 9th.  Our distribution coverage ratio for the first quarter was 1.25.

In closing, our financial performance was strong in the first quarter and we feel that the strength of our balance sheet and existing credit facility will allow us to capitalize on growth opportunities that lie ahead.

Moderator

Moderator will inquire about questions…

Paul Gridley

I would like to thank everyone for taking the time to spend with us this morning and we look forward to our next conference call in August…

Operator

Thank your sir. (Operator Instructions).

And your first question comes from the line of Matthew Phillips (ph) with Smith Barney.  Please go ahead.

Matthew Phillips-Smith Barney-Analyst

Hi Guys.  I was just wondering when you all-what quarter you all are expecting the two tankers to go into dry dock for 2005?

Joe Gehegan-U.S. Shipping Partners-President and Chief Operating Officer

The third and fourth quarter.

Matthew Phillips-Smith Barney-Analyst

The third…

Paul Gridley-U.S. Shipping Partners-Chairman and Chief Executive Officer

One in the third and …

Al Bergeron-U.S. Shipping Partners- Chief Financial Officer

One in the fourth.

Matthew Phillips-Smith Barney-Analyst

One in the third and then one in the fourth. OK. That’s all. Thanks.

Paul Gridley-U.S. Shipping Partners-Chairman and Chief Executive Officer

Sure.

Operator

(Operator Instructions)

Your next question comes from the line of Gabriel Hammond (ph), Alerian Capital Management.  Please go ahead.

Gabriel Hammond-Alerian Capital Management-Analyst

Good Morning.

Paul Gridley-U.S. Shipping Partners-Chairman and Chief Executive Officer

Good Morning Gabe.

Gabriel Hammond-Alerian Capital Management-Analyst

Hey, do you guys think about the different markets which you might look for acquisition?  And if you could give us a rundown of the different areas.  When we saw Maritrans recently step into the-back into the Northeast market there with Sunoco and if you could just, you know, give us a little bit of your thoughts on the competitive environment in the different areas that you might look into in the acquisition space?

Paul Gridley-U.S. Shipping Partners-Chairman and Chief Executive Officer

Yes, I’ll start off on that and, you know, invite my colleagues to contribute their thoughts.  You know, we actually believe that we have a good-a good scope of possibilities as far as acquisitions are concerned.  We’re a national company, in that we serve the West Coast, the East Coast, and the U.S. Gulf.

Obviously the market we’re in right now is product tankers.  We’re building, the product tankers we operate and the chemical ships we operate are primarily large-sized vessels, but we are building-we’re entering effecitively a new market by building out first articulated tug/barge unit.  That will serve a somewhat shorter haul market and also, our management team has significant experience when they were with Hess, operating tug/barge operations.

So that I would say that in terms of the kinds businesses we would be looking at for acquisition purposes, it could range from additional vessels, either new built or existing vessels, offshore tug/barge operations, inland tug/barge operations, and other marine-related businesses such as terminaling.

We also would look in fresh-water businesses in the Great Lakes.  So we believe that our model is very much intact in terms of we think there is significant opportunities out there to acquire companies on an accretive basis for our partnership, in broadly speaking, in the broadly speaking broadly defined Jones Act marketplace, which includes tug/barges, terminals, as well as the product tankers we’re operating right now.

As far as the geographical range, it would be national.  We would look in the East Coast, the West Coast, the Gulf and in the lake system and the river system.

Gabriel Hammond-Alerian Capital Management-Analyst

Great.  Thank you.

Paul Gridley-U.S. Shipping Partners-Chairman and Chief Executive Officer

You’re welcome.

Operator

And at this time, there are no more questions.  I’d like to turn the presentation back to Mr. Gridley.

Paul Gridley-U.S. Shipping Partners-Chairman and Chief Executive Officer

Well.  I’d like to thank everyone for participating on our call today and we look forward to speaking with you on our next conference call in August of this year. Thank you very much for attending.

Operator

Ladies and Gentlemen, this concludes today’s presentation.  You may now disconnect.   Have a good day.